Exhibit 10.6

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) was originally entered into on August 28, 2008, between Paul Raines (“Executive”) and GameStop Corp. (the “Company”), collectively referred to as the “Parties,” with an “Original Effective Date” of September 7, 2008 and is amended and restated as of the 31st day of December, 2008.

The Company has administered this Agreement in good faith compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and other guidance promulgated thereunder, and the Parties wish to amend this employment agreement to comply with the requirements of Code Section 409A. Therefore, this Agreement is amended and restated to read as follows:

1.                  Executive’s Position/Duties. During the term of this Agreement, Executive will be employed as the Chief Operating Officer of the Company, and shall have all of the duties and responsibilities of that position. Executive shall be considered a key employee of the Company and shall be entitled to all the Company benefits afforded to key employees. Executive agrees to dedicate all of his working time during normal working hours (other than during excused absences such as for illness or vacation), skill and attention to the business of the Company, agrees to remain loyal to the Company, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, the Company. Executive shall abide by the Company’s Code of Ethics and Code of Ethics for Senior Financial Officers, copies of which are attached hereto and incorporated herein. Executive shall relocate from Mableton, Georgia to the area of the Company’s executive offices in Grapevine, Texas as soon as reasonably practicable.

2.            Term of Employment. Executive’s employment under this Agreement will commence on the Original Effective Date, and will continue for a period of three years, unless terminated earlier in accordance with the provisions of this Agreement. At the expiration (but not earlier termination) of the term (including any renewal term), the term of this Agreement shall automatically renew for an additional period of one year, unless either party has given the other party written notice of non-renewal at least six months prior to such expiration.

3.	Compensation.

(a)       Base Salary. During the term of this Agreement, the Company shall provide Executive with a base salary of no less than nine hundred thousand dollars ($900,000.00) per year, as adjusted from time to time, to be paid in accordance with the Company’s normal payroll policies (“Base Salary”).

(b)       Bonuses/Distributions.

(i)        The Executive shall be entitled to a one million dollar ($1,000,000) cash signing bonus (“Signing Bonus”) payable within two weeks following the Original Effective Date. The Signing Bonus shall be considered earned over the original three-year term of this Agreement. Accordingly, in the event Executive’s employment with the Company is terminated prior to the third anniversary of the Original Effective Date by the Company for Cause (as

defined below) or by Executive without Good Reason (as defined below), then Executive shall repay the Company the unearned portion of the Signing Bonus (i.e. the prorated amount of the Signing Bonus relating to the remainder of the original three-year term). At any given time, the amount of the Signing Bonus Executive shall be entitled to retain shall be equal to the amount of the Signing Bonus multiplied by a fraction, the numerator of which is the aggregate number of days of employment measured from the Original Effective Date during which Executive shall have rendered services to the Company, and the denominator of which is 1,095.

(ii)       In addition to the Signing Bonus, during the term of this Agreement, the Company shall provide Executive with an annual bonus for each fiscal year of the Company based on the formula and targets established for such fiscal year under and in accordance with the Company’s Supplemental Compensation Plan as then in effect (the “Bonus Plan”), a copy of the current version of which is attached hereto and incorporated herein. Executive may receive additional bonuses at the discretion of the Board of Directors of the Company (the “Board”). Executive’s target annual bonus under the Bonus Plan shall be no less than 100% of Base Salary, with up to an additional 25% of the target annual bonus if the established target is exceeded by a certain percentage, as provided in the Bonus Plan.

(c)       Benefits. Executive shall be entitled to all benefits, including, but not limited to, insurance programs (including any individual or group life insurance program the Company adopts), pension plans and other retirement benefits, four weeks paid vacation per year (with a year for these purposes being July 1 to June 30, and with said four-weeks being pro rated for any partial year of employment during the term), sick leave, and expense accounts, in each instance equal to the greater of the benefits afforded other management personnel or the amount the Board determines. Benefits shall include relocation benefits in accordance with Company policies, to reimburse Executive for his costs in relocating to the Grapevine, Texas area, including legal fees, realtor fees, moving costs, travel costs and other expenses reasonably related to the sale of his residence in Mableton, Georgia and his location of and acquisition of a residence in the Grapevine, Texas area. If necessary, the Company will pay all reasonable costs and expenses for a temporary residence for Executive in the Grapevine, Texas area for up to one year in connection with his relocation, including, but not limited to, rent, homeowner’s or renter’s insurance and utilities.

(d)       Expenses. The Company shall reimburse Executive for reasonable expenses incurred in the performance of his duties hereunder and in furtherance of the business of the Company, in accordance with the policies and procedures of the Company. The Company shall also reimburse Executive for his reasonable legal expenses incurred in connection with the negotiation and execution of this Agreement. All reimbursements under this paragraph shall be made promptly after submission to the Company of evidence in reasonable detail of the incurrence of such expenses.

(e)       Reimbursement of Expenses. Notwithstanding any provision in this Section 3 to the contrary, no expenses incurred after the term of this Agreement shall be subject to reimbursement, except to the extent provided under this Section 3(e). The amount of expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year. Reimbursement of an eligible expense shall be made in accordance with the Company’s policies and practices and as otherwise provided herein, provided that in no event shall reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

(f)        Restricted Stock. On the Original Effective Date, Executive received a grant of 60,000 shares of Company common stock under and in accordance with the Company’s Incentive Plan then in effect (the “Incentive Plan”), a copy of the current version of which is attached hereto and incorporated herein, vesting in equal annual installments on the first, second, and third anniversaries of the Original Effective Date (subject to employment with the Company on each of such dates and all other terms of the Incentive Plan). In addition, each year during the term of this Agreement, subject to approval each year by the Compensation Committee of the Board, Executive shall receive as part of the Company’s annual stock grant to its employees, at least 40,000 shares of Company common stock under and in accordance with the Incentive Plan, vesting in equal annual installments on the first, second, and third anniversaries of the date of grant (subject to employment with the Company on each of such dates and all other terms of the Incentive Plan).

4.         Termination of Employment. Executive’s employment with the Company may be terminated as follows:

(a)       Death. In the event of Executive’s death, Executive’s employment will be terminated immediately.

(b)       Disability. In the event of Executive’s Disability, as defined below, Executive’s employment will be terminated immediately. “Disability” shall mean a written determination by a physician mutually agreeable to the Company and Executive (or, in the event of Executive’s total physical or mental disability, Executive’s legal representative) that Executive is physically or mentally unable to perform his duties of Chief Operating Officer under this Agreement and that such disability can reasonably be expected to continue for a period of six consecutive months or for shorter periods aggregating 180 days in any 12-month period.

(c)       Termination by the Company for Cause. The Company shall be entitled to terminate Executive’s employment at any time if it has “Cause,” which shall mean any of the following: (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud or dishonesty; (ii) willful misconduct that results in a material and demonstrable damage to the business or reputation of the Company; (iii) breach by Executive of any of the covenants contained in Sections 8, 10(c), 10(d) or 10(e) below; or (iv) willful refusal by Executive to perform his obligations under this Agreement or the lawful direction of the Board that is not the result of Executive’s death, Disability, physical incapacity or Executive’s termination of the Agreement, and that is not corrected within 30 days following written notice thereof to Executive by the Company, such notice to state with specificity the nature of the willful refusal.

(d)       Without Cause. Either the Company or Executive may terminate Executive’s employment at any time without cause upon written notice.

(e)       Termination by Executive with Good Reason. Executive shall be entitled to terminate his employment within 12 months after any of the following events (each of which shall constitute “Good Reason”):

(i)	a material diminution in Executive’s compensation;

(ii)       a material diminution in Executive’s authority, duties, or responsibilities;

(iii)      other than the relocation to the Grapevine, Texas area, the Company requires Executive to move to another location of the Company or any affiliate of the Company and the distance between Executive’s former residence and new job site is at least 50 miles greater than the distance between Executive’s former residence and former job site; or

(iv)      the Executive is no longer reporting to Richard Fontaine, the Company’s Executive Chairman, or Daniel DeMatteo, the Company’s Chief Executive Officer, unless the Executive instead is reporting directly to the Board or its Chairman.

Notwithstanding the foregoing, Executive shall notify Company in writing if he believes Good Reason exists. Such notice shall set forth in reasonable detail why Executive believes Good Reason exists and shall be provided to the Company within a period not to exceed 90 days of the initial existence of the condition alleged to give rise to Good Reason, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

(f)        Termination by Executive Following a Change in Control. Following a Change in Control of the Company, Executive shall be entitled to terminate his employment within 30 days following the later of the end of the calendar year within which such Change in Control occurs or the end of the taxable year of the Company within which such Change in Control occurs (such date, the “CIC Termination Date”). For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred upon the occurrence of one of the following events, provided such event constitutes a change in control under Section 409A of the Code and the regulations and other guidance issued thereunder:

(i)        Any one person or more than one person acting as a group (as defined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes greater than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)       Any one person or more than one person acting as a group (as defined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of such Company; or a majority of the individuals constituting the Board is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)      Any one person or more than one person acting as a group (as defined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company or the value of the assets being disposed of determined without regard to any liabilities associated with such assets.

5.	Compensation and Benefits Upon Termination.

(a)       If Executive’s employment is terminated by reason of death or Disability, the Company shall pay Executive’s Base Salary, at the rate then in effect, in accordance with the payroll policies of the Company, through the date of Executive’s death or Disability (in the event of Executive’s death, the payments will be made to Executive’s beneficiaries or legal representatives) and Executive shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(b)       If Executive’s employment is terminated by Executive (i) without Good Reason or (ii) other than by the CIC Termination Date following a Change in Control; or by the Company for Cause, the Company will pay to Executive all Base Salary, at the rate then in effect, through the date of Executive’s termination of employment and Executive shall not be entitled to any further Base Salary or any applicable bonus, benefits or other compensation for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)       If, during the term of this Agreement, (i) Executive terminates his employment for Good Reason, provided that such termination is within 12 months following the initial existence of one or more conditions giving rise to Good Reason; (ii) Executive terminates his employment by the CIC Termination Date following a Change in Control; or (iii) the Company terminates Executive’s employment without Cause, the Company will pay to Executive all amounts otherwise payable under this Agreement, at the rate then in effect, through the date of Executive’s termination of employment, and the following paragraphs (i) through (v) shall apply:

(i)        Base Salary and Payment Schedule. The Company shall pay Executive an amount equal to the greater of (A) Executive’s Base Salary, at the rate then in effect, otherwise payable through the term of this Agreement, or (B) Executive’s Base Salary, at the rate then in effect, for one year. Such payment shall be made to Executive in a lump sum of cash within 30 days following the date of Executive’s termination of employment.

(ii)       Bonus. The Company shall pay Executive an amount equal to the average of the Executive’s last three (or such lesser number if Executive has not received three annual bonuses) gross annual bonuses multiplied by the greater of (A) one or (B) the number of years (including any fraction thereof) otherwise remaining through the term of this Agreement. Such payment shall be made to Executive in a lump sum of cash within 30 days following the date of Executive’s termination of employment.

(iii)      Medical Benefits. Upon Executive’s termination of employment, Executive will be eligible to elect individual and dependent continuation group health and (if applicable) dental coverage, as provided under Section 4980B(f) of the Code (“COBRA”), for the maximum COBRA coverage period available, subject to all conditions (including cancellation of coverage upon obtaining duplicate coverage or Medicare entitlement). If Executive or one or more of Executive’s covered dependents is eligible for and elects COBRA coverage, then the Company shall pay the full cost of the COBRA coverage (including the two percent administrative charge) for the eighteen (18) month period following the date of Executive’s termination of employment. Executive (or dependents, as applicable) shall be responsible for paying the full cost of the COBRA continuation coverage (including the two percent administrative charge) after the expiration of eighteen months following the date of Executive’s termination of employment.

(iv)      Vacation. Executive shall be entitled to a payment attributable to Base Salary, at the rate then in effect, for unused vacation accrued. Such payment shall be made to Executive in a lump sum of cash within 30 days following the date of Executive’s termination of employment.

(v)       Section 280G Limitation. Notwithstanding anything to the contrary contained herein, in the case of a termination of employment subject to the excise tax under Code Section 280G, or any successor provision thereto, the maximum amount payable pursuant to this Section 5(c) shall be the maximum amount payable to Executive without triggering an excise tax under Code Section 280G, or any successor provision thereto. Any amount eliminated or reduced by application of this subsection to avoid the payment of an excise tax under Code Section 280G shall be made to payments that do not constitute “deferred compensation” within the meaning of Code Section 409A.

6.	Stock and Options.

Release of Stock Restrictions. The Company agrees that in the event of Executive’s death or Disability, or upon the Company’s termination of Executive’s employment without Cause or Executive’s termination of his employment for Good Reason or by the CIC Termination Date following a Change in Control, all restrictions imposed by the Company with respect to all shares of stock and all stock options issued to Executive during his employment with the Company shall lapse and be of no further force or effect; provided, however, that such restrictions shall only lapse and be of no further force or effect to the extent such lapse shall not effect the character of such stock or stock options which are intended to qualify for the performance-based compensation exception to the limitations imposed under Code Section 162(m) as performance-based compensation on grant within the meaning of Code Section 162(m) and the regulations promulgated thereunder. The Company further agrees that all shares of stock issued to Executive have been or will be registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company further agrees to use all best efforts to deliver to Executive as soon as is practicable, certificates registered in Executive’s name evidencing all previously unvested shares, which stock certificates shall contain no restrictive legend except for those the Securities Act may require.

7.         Specified Employee Determination. Notwithstanding any provision herein to the contrary, in the event that Executive is determined to be a specified employee within the meaning of Code Section 409A under the default provisions established thereunder, for purposes of any payment on termination of employment under this Agreement, payment(s) shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service (or, if earlier, upon Executive’s death), to the extent required to avoid any adverse tax consequences under Code Section 409A.

8.	Confidentiality/Settlement of Existing Rights.

(a)       In order to induce Executive to enter into this Agreement, and in order to enable Executive to provide services on behalf of the Company, during the term of this Agreement, the Company will provide Executive with access to certain trade secrets and confidential or proprietary information belonging to the Company, which may include, but is not limited to, the identities, customs, and preferences of the Company’s existing and prospective, customers, tenants or vendors; the identities and skills of the Company’s employees; the Company’s methods, procedures, analytical techniques, and models used in providing products and services, and in pricing or estimating the cost of such products and services; financial data, business and marketing plans, projections, and strategies; customer, tenant and vendor lists and data; training manuals, policy manuals, and quality control manuals; software programs and information systems; and other information relating to the development, marketing, and provision of the Company’s products, services, and systems (i.e. “Confidential Information”). Executive acknowledges that this Confidential Information constitutes valuable, special and unique property of the Company.

(b)       Executive agrees that, except as may be necessary in the ordinary course of performing his duties under this Agreement, Executive shall not, without prior express written consent of the Company (i) use such Confidential Information for Executive’s own benefit or for the benefit of another, or (ii) disclose, directly or indirectly, such Confidential Information to any Person (except for authorized personnel of the Company) at any time prior or subsequent to the termination or expiration of this Agreement.

(c)       By this Agreement, the Company is providing Executive with rights that Executive did not previously have. In exchange for the foregoing and the additional terms in this Agreement, Executive agrees that all Confidential Information Executive developed or received during employment with the Company and all goodwill Executive developed with the Company’s, customers, and other business contacts during employment with the Company is the exclusive property of the Company, and Executive will use the Confidential Information only for the benefit of the Company. Executive expressly waives any claim that he should be able to use customer goodwill, specialized Company training he received, or Confidential Information that Executive developed or received while working for the Company for the benefit of any competing Person.

9.         Return of Company Property. Executive acknowledges that all memoranda, notes, correspondence, databases, discs, records, reports, manuals, books, papers, letters, CD Roms, keys, passwords and access codes, customer/vendor/supplier profile data, contracts, orders, lists, software programs, information, records, and other documentation (whether in draft or final form) relating to the Company’s business, and all other documents containing Confidential Information any representative of the Company furnishes to Executive or Executive otherwise acquires or develops in connection with his association with the Company (collectively, “Recipient Materials”) shall at all times be the property of the Company. Promptly after the termination of his relationship with the Company, Executive promises to return to the Company any Recipient Materials that are in his possession, custody or control, regardless of whether such Materials are located in Executive’s office, automobile, or home, or on Executive’s business or personal computers. Executive also shall authorize and permit the Company to inspect all computer drives Executive uses or maintains during his employment at the Company and, if necessary, to permit the Company to delete any Recipient Materials contained on such drives.

10.       Protective Covenants. Executive agrees that the following covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Agreement:

(a)       Definitions. “Competing Business” means any Person that provides services or products that would compete with or displace any services or products the Company sells or develops for sale during the term of this Agreement, or engages in any other activities so similar in nature to those of the Company that they would displace business opportunities or customers of the Company.

(b)       No Interference with Employee/Independent Contractor Relationships. Executive agrees that, through the latter of (i) the expiration (but not earlier termination) of the three-year term (or any one-year renewal term) of this Agreement or (ii) one year after Executive’s employment with the Company ceases, Executive will not, either directly or indirectly, participate in recruiting or hiring away any employees or independent contractors of the Company, or encourage or induce any agents, employees, independent contractors, or investors of the Company to terminate their relationship with the Company, unless given the prior written consent of the Board to do so.

(c)       No Interference with Client/Customer Relationships. Executive agrees that, through the latter of (i) the expiration (but not earlier termination) of the three-year term (or any one-year renewal term) of this Agreement or (ii) one year after Executive’s employment with the Company ceases, Executive will not induce or attempt to induce any customer of the Company to diminish, curtail, divert, or cancel its business relationship with the Company. The restrictions set forth in this paragraph shall apply worldwide, which the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and Executive’s activities.

(d)       No Unfair Competition. Executive agrees that, through the latter of (i) the expiration (but not earlier termination) of the three-year term (or any one-year renewal term) of this Agreement or (ii) one year after Executive’s employment with the Company ceases, Executive will not participate in, work for or assist a Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise), unless given the prior written consent of the Board to do so. The restrictions set forth in this paragraph shall apply worldwide, which the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and Executive’s activities. This paragraph creates a narrowly-tailored advance approval requirement in order to avoid unfair competition and irreparable harm to the Company and is not intended to be a general restraint from engaging in a lawful profession or a general covenant against competition, and is ancillary to the Company’s agreement contained herein to employ Executive for a definite term. Nothing herein will prohibit ownership of less than 5% of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments. Executive acknowledges and agrees that this subsection (d) is reasonable and necessary to protect the trade secrets, confidential information and goodwill of the Company.

(e)       Remedies. In the event of breach or threatened breach by Executive of any provision of Section 10 hereof, the Company shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) recovery of all attorneys’ fees and costs the Company incurs in obtaining such relief, and (iii) any other legal and equitable relief to which the Company may be entitled, including, without limitation, all monetary damages that the Company may incur as a result of said breach or threatened breach, in each case without the necessity of posting any bond. The Company may pursue any remedy available, including, but not limited to, declaratory relief, concurrently or consecutively in any order as to any breach or threatened breach, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

(f)        Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, should Executive later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity in which Executive intends to engage, Executive will first notify the Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties. Executive will provide this notification at least 14 days before Executive engages in any activity on behalf of a Competing Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive Executive’s right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. If the parties participate in early resolution conference on the terms described above, all rights of both parties will be preserved, even if no agreement is reached in the conference.

11.       Merger or Acquisition Disposition and Assignment. In the event the Company should consolidate, or merge into another entity, or transfer all or substantially all of its assets or operations to another Person, or divide its assets or operations among a number of entities, this Agreement shall continue in full force and effect with regard to the surviving entity or entities and the Company may assign this Agreement if necessary to achieve this purpose. Executive’s obligations under this Agreement are personal in nature and Executive may not assign this Agreement to another Person.

12.       Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail or overnight courier, addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party.

13.       Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable by a court of competent jurisdiction, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal, or unenforceable had not been contained herein. In making any such determination, the determining court shall deem any such provision to be modified so as to give it the maximum effect permitted by applicable law.

14.       Waiver, Construction and Modification. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach by any party. This Agreement may not be modified except by written agreement of the parties hereto.

15.       Governing Law and Venue. It is the intention of the parties that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto without regard to any contrary conflicts of laws principles. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement, and that Executive has or will have regular contact with Texas in the performance of this Agreement. The agreed upon venue and personal jurisdiction for the parties on any claims or disputes under this Agreement is Dallas County, Texas.

16.       Representation of Executive. Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that would prevent him from engaging in full employment with the Company, or that Executive could violate in the ordinary course of his duties for the Company. Further, Executive hereby represents and warrants to the Company that Executive has not previously assumed any obligations that are inconsistent with those contained in this Agreement, and that he will not use, disclose, or otherwise rely upon any confidential information or trade secrets derived from any previous employment, if Executive has any, in the performance of his duties on behalf of the Company. Further, Executive acknowledges that he has read this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Executive stipulates that his promises in this Agreement are not greater than necessary for the protection of the Company’s good will and other legitimate business interests and do not create undue hardship for Executive.

17.       Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and any other applicable taxes as the Company determines in its sole discretion are required to be withheld pursuant to any applicable law or regulation.

18.       Compliance with Code Section 409A. All provisions of this Agreement shall be interpreted in a manner consistent with Code Section 409A and the regulations and other guidance promulgated thereunder. Notwithstanding the preceding, the Company makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Code Section 409A or any other federal, state or local tax law. Executive’s tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances.

19.       Complete Agreement. This Agreement contains the complete agreement concerning the employment arrangement between Executive and the Company and any of its subsidiaries or affiliates and will supersede all other agreements between such parties as to such subject matter. The parties agree that neither of them has made any representations concerning the subject matter of this Agreement except such representations as are specifically set forth herein. The parties agree that, except as this Agreement otherwise specifies, this Agreement supersedes any other agreement that may now exist that may apply to Executive regarding employment, compensation, bonus, severance or retention benefits, that any such agreement is hereby terminated with respect to Executive and that none of the Company nor any subsidiary or affiliate of the Company will have any liability or obligation to Executive, his heirs, successors or beneficiaries with respect to the existence or termination of any such agreement, notwithstanding their terms.

20.       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators and representatives. It is specifically agreed that upon the occurrence of any of the events specified in Section 11 above, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of and be assumed by any surviving or resulting Person or any such Person to which such assets shall be transferred.

21.       Captions. The Section and other headings used in this Agreement are for the convenience of the parties only, are not substantive and shall not affect the meaning or interpretation of any provision of this Agreement.

22.       Counterparts. This Agreement may be signed in counterparts, which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties agree to each of the foregoing terms.

EXECUTIVE:

/s/ Paul Raines
Paul Raines

Address:	c/o GameStop Corp.

625 Westport Parkway

Grapevine, TX 76051

THE COMPANY:

GAMESTOP CORP.

By:	/s/ David W. Carlson
Name: David W. Carlson
Title: Executive Vice President and Chief Financial Officer

Address:	c/o GameStop Corp.

625 Westport Parkway

Grapevine, TX 76051